Exhibit 99.1

Behringer Harvard Acquires Hotel on Hawaiian Island of Kauai

Repositioning Will Include Rebranding as Courtyard by Marriott Hotel

DALLAS, October 25, 2010 — Behringer Harvard announced today its acquisition of Aston Kauai Beach at Makaiwa, a 311-room hotel situated on a 10.4-acre oceanfront site on the eastern side of the island of Kauai, the northernmost of the Hawaiian Islands. The hotel is 15 minutes north of Lihue Airport, which offers nonstop flights to Los Angeles, San Francisco and other U.S. destinations.

This investment was made via a joint venture between Behringer Harvard Opportunity REIT II, Inc. and Austin, Texas-based JMI Realty, a private real estate investment company with deep development, construction, rebranding and repositioning experience.

“Aston Kauai Beach at Makaiwa benefits from an excellent location in a desirable market with high barriers to entry. We were able to acquire it with favorable in-place financing, at an attractive basis well below replacement cost,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc.

Mr. Richard K. Frank, Senior Vice President of Behringer Harvard, oversees the management of all the company’s hotel assets. He said, “We will immediately begin to reposition the hotel to more effectively capitalize on existing demand in today’s market and to benefit from future growth in Hawaii’s tourism industry.”

The hotel was sold unencumbered by management or brand, allowing the new ownership to engage Davidson Hotel Company to begin managing the asset as of the closing date. From 2003 to 2006, the hotel underwent a multimillion-dollar renovation that included enhancements to many common areas and the complete renovation of all guest rooms. The hotel now offers oversized guest rooms averaging approximately 400 square feet. Each room features Polynesian designs with touches of dark tropical woods imported from Bali.

“We plan further capital improvements that will be part of a comprehensive repositioning and rebranding program that will include a new name for the hotel,” said Mr. Greg Clay, Chief Investment Officer of JMI Realty. “The hotel will be rebranded as a Courtyard by Marriott hotel and renamed Courtyard by Marriott Kauai at Coconut Beach.”

Hotel guests enjoy amenities including a day spa, a swimming pool and whirlpool spa, a fitness center, a 272-seat restaurant and open-air lounge, tennis courts, a business center, and six meeting rooms totaling nearly 6,200 square feet. All rooms feature a private lanai (balcony/patio), and two-thirds offer ocean views. The hotel is within walking distance of two shopping centers with nationally recognized grocery stores, drugstores, retail outlets and restaurants.

Kauai is known as the “Garden Isle” for its lush tropical greenery. With little commercialism and development, Kauai allows visitors to see Hawaii as most imagine the islands to be — a tropical paradise. The Kapaa-Wailua area surrounding the hotel, once an historical plantation town, is now a major tourist destination with spectacular white-sand beaches, scenic mountain views and premier resorts.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

About JMI Realty

JMI Realty is a private real estate investment and development company with headquarters in Austin, Texas and an office in San Diego, California. The company was organized in 1992 as the real estate subsidiary of JMI Services, Inc., the investment management company of the John Moores family.  Under the leadership of Mr. John C. Kratzer, President and CEO, and Mr. Gregory W. Clay, Chief Investment Officer, JMI Realty has pursued investment and development opportunities across all product sectors with a specialization in lodging.  JMI Realty continues to pursue opportunities to invest in value-added lodging. For more information, call 512.539.3600 or visit jmirealty.com.

About Courtyard by Marriott

Courtyard by Marriott offers a refreshing environment that helps guests stay connected, productive and balanced. Intuitive services and design accommodate guests’ needs for choice and control.  With more than 880 locations in 35 countries, Courtyard is Marriott’s largest brand. All Courtyard by Marriott hotels participate in the award-winning Marriott Rewards frequent travel program that allows members to earn hotel points or airline miles for every dollar spent during each stay. For more information, go to www.courtyard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600